Exhibit 99.1
Rexford Industrial Announces Second Quarter 2026 Financial Results

Raises 2026 Core FFO per share guidance
Announces portfolio realignment through planned 2026 dispositions of $1.5-$2.0 billion

Los Angeles, California — July 23, 2026 — Rexford Industrial Realty, Inc. (the “Company” or “Rexford Industrial”) (NYSE: REXR), a real estate investment trust (“REIT”) focused on creating value by investing in and operating industrial properties throughout infill Southern California, today announced financial and operating results for the second quarter of 2026.

Second Quarter 2026 Financial and Operational Highlights (all comparisons to Second Quarter 2025)
•Net loss attributable to common stockholders of $506.9 million, or $2.26 per diluted share, driven by non-cash impairment, as compared to net income of $113.4 million, or $0.48 per diluted share.
•Company share of Core FFO of $141.4 million, an increase of 1.2%.
•Company share of Core FFO per diluted share of $0.63, an increase of 6.8%.
•Total Portfolio NOI of $186.8 million, an increase of 0.3%.
•Same Property Portfolio Cash NOI increased 1.5% and Same Property Portfolio NOI decreased 0.5%.
•Average Same Property Portfolio occupancy of 95.7%.
•Executed 2.1 million square feet of new and renewal leases. Comparable rental rates decreased by 2.8%, compared to prior rents, on a net effective basis and decreased by 11.3% on a cash basis.
•Stabilized two development projects totaling 196,391 square feet.
•Sold seven properties for a total sales price of $137.9 million.
•Company increased its full-year 2026 disposition guidance to $1.5 to $2.0 billion as part of its planned portfolio realignment.
•Repurchased 2,801,307 shares of common stock for $100 million at a weighted average price of $35.70 per share.
•Subsequent to quarter end, the Board of Directors authorized a new, $1.0 billion stock repurchase program.
•Net Debt to Adjusted EBITDAre of 4.5x.

"This quarter reflects both strong execution and a transformative step forward in advancing our strategic priorities,” said Laura Clark, Chief Executive Officer. “The realignment of our portfolio through the planned disposition of approximately $2 billion of identified non-core assets will further strengthen our portfolio, enhance cash flow durability and increase financial flexibility, positioning Rexford to maximize long-term shareholder value. We are also encouraged by the continued improvement we are seeing in fundamentals across the infill Southern California industrial market, including increasing tenant demand, positive net absorption and declining vacancy—all early signs of strengthening market conditions. We are confident that our strategic actions, combined with the strength of our value creation platform, will enable Rexford to deliver outsized returns for shareholders moving forward.”

Financial

The Company reported net loss attributable to common stockholders for the second quarter of $506.9 million, or $2.26 per diluted share, compared to net income of $113.4 million, or $0.48 per diluted share, in the prior year quarter. Net loss in the second quarter includes $624.8 million of impairments and $21.9 million of gains on sale of real estate, as compared to $0 and $44.4 million, respectively, for the prior year quarter. The non-cash impairments primarily reflect certain assets designated for disposition whose expected holding periods were shortened in connection with the Company's increased disposition guidance. For the six months ended June 30, 2026, net loss attributable to common stockholders was $419.0 million, or $1.86 per diluted share, compared to net income of $181.8 million, or $0.78 per diluted share, in the prior year period. Net loss in the six months ended June 30, 2026 includes $631.6 million of impairments and $48.2 million of gains on sale of real estate, as compared to $0 and $57.5 million, respectively, for the prior year period.

The Company reported its share of Core FFO for the second quarter of $141.4 million, representing a 1.2% increase, compared to $139.7 million for the prior year quarter. The Company reported Core FFO of $0.63 per diluted share, representing an increase of 6.8%, compared to $0.59 per diluted share for the prior year quarter. Company share of Core FFO increased by $1.7 million, or $0.04 per diluted share year-over-year, driven by lower general and administrative expense related to the CEO leadership transition and the benefit of share repurchases, partially offset by lower NOI from dispositions executed in the first half of 2026. For the six months ended June 30, 2026, the Company’s share of Core FFO was $281.2 million, representing a 0.2% increase, compared to $280.7 million for the prior year period. For the six months ended June 30, 2026, the Company reported Core FFO of $1.24 per diluted share, representing an increase of 2.5%, compared to $1.21 per diluted share for the prior year period.

In the second quarter of 2026, the Company’s Same Property Portfolio NOI and Cash NOI decreased 0.5% and increased 1.5%, respectively, compared to the prior year quarter. Same Property Portfolio NOI decrease was primarily driven by effective rental rate compression and higher bad debt, partially offset by higher average occupancy. Same Property Portfolio Cash NOI growth was positively driven by annual contractual rent increases and higher average occupancy, partially offset by higher bad debt. For the six months ended June 30, 2026, the Company’s Same Property Portfolio NOI and Cash NOI increased 0.3% and 0.6%, respectively, compared to the prior year period.

Operations

	Q2 2026 Leasing Activity
			Releasing Spreads(1)
	# of Leases Executed	SF of Leasing	Net Effective	Cash
New Leases	53	840,344	(13.8)%	(19.5)%
Renewal Leases	64	1,261,446	1.4%	(8.1)%
Total Leases	117	2,101,790	(2.8)%	(11.3)%

(1)Net effective and cash rent statistics include leases in which there is comparable lease data. Please see the Company’s supplemental financial reporting package for additional detail related to leasing activity in Q2 2026.

As of June 30, 2026, the Company’s Same Property Portfolio occupancy was 95.1%. Average Same Property Portfolio occupancy for the second quarter was 95.7%. The Company’s total portfolio, excluding repositioning and development assets, was 94.8% occupied and 95.0% leased, and the Company’s total portfolio, including repositioning and development assets, was 90.0% occupied and 90.3% leased. The Company's improved land and industrial outdoor storage (IOS) sites, totaling approximately 8.3 million square feet or 189.7 acres, were 92.8% leased as of June 30, 2026.

Repositionings and Developments

During the second quarter of 2026, the Company executed three development and repositioning leases totaling 146,430 square feet. Subsequent to quarter end, the Company executed two leases totaling 102,025 square feet at a development project located at 3680-3880 Voyager Street and a repositioning project located at 24935-24955 Avenue Kearny. Year to date through July 23, 2026, leasing activity across the Company’s repositioning and development pipeline totals 286,299 square feet.

During the second quarter of 2026, the Company stabilized two development projects totaling 196,391 square feet, representing a total investment of $98.0 million. These projects achieved a weighted average unlevered stabilized return on cost of 8.0%.

Year to date, the Company stabilized four repositioning and development projects totaling 341,280 square feet, representing a total investment of $146.6 million. These projects achieved a weighted average unlevered stabilized return on cost of 7.1%.

Dispositions

During the second quarter of 2026, the Company disposed of seven properties, totaling 571,708 square feet, for an aggregate sales price of $137.9 million, including four sites previously in the near-term development pipeline.

Year to date, the Company disposed of twelve properties totaling 886,401 square feet for an aggregate sales price of $265.3 million, including six sites previously in the near-term development pipeline.

Balance Sheet
The Company ended the second quarter of 2026 with approximately $1.3 billion of total liquidity, including $32.2 million in unrestricted cash on hand and $1.2 billion available under its unsecured revolving credit facility.

During the second quarter of 2026, the Company repurchased 2,801,307 shares of its common stock for $100 million, at a weighted average price of $35.70 per share, bringing year-to-date repurchases to $300 million. Subsequent to quarter end, the Company's Board of Directors authorized a new $1.0 billion stock repurchase program, which superseded and replaced the prior program and is authorized through July 2028. The Company has full availability under the current program.

As of June 30, 2026, the Company had $3.3 billion of outstanding debt, with a weighted average interest rate of 3.7%. Floating-rate debt exposure was limited to $14.0 million outstanding under the Company's revolving credit facility. The weighted average term-to-maturity of the Company’s outstanding debt is 2.8 years with no material debt maturities until 2027.

Dividends

On July 20, 2026, the Company’s Board of Directors authorized a dividend in the amount of $0.435 per share for the third quarter of 2026, payable in cash on October 15, 2026, to common stockholders and common unit holders of record as of September 30, 2026.

On July 20, 2026, the Company’s Board of Directors authorized a quarterly dividend of $0.367188 per share of its Series B Cumulative Redeemable Preferred Stock and a quarterly dividend of $0.351563 per share of its Series C Cumulative Redeemable Preferred Stock, payable in cash on September 30, 2026, to preferred stockholders of record as of September 15, 2026.

Leadership Transition and Board of Directors

On April 1, 2026, Laura Clark assumed the role of Chief Executive Officer and John Nahas assumed the role of Chief Operating Officer as part of the Company's leadership succession plan. Clark, who was appointed to the Board on November 17, 2025, succeeded Co-Chief Executive Officers Howard Schwimmer and Michael Frankel, who departed from their roles on March 31, 2026. Schwimmer and Frankel continued to serve as directors on the Board until their terms expired at the 2026 Annual Meeting of Shareholders on May 19, 2026.

Guidance

The Company is updating its full year 2026 guidance as indicated below. Please refer to the Company’s supplemental information package for a complete detail of guidance and the 2026 Guidance Rollforward.

The Company is announcing a disposition initiative to realign its portfolio through the planned sale of approximately $2 billion of identified non-core assets. The Company intends to recycle proceeds to increase its financial flexibility through the strengthening of its balance sheet as well as deployment toward the highest risk-adjusted return opportunities, including accretive share repurchases. Accordingly, the Company has increased its full year 2026 disposition guidance to $1.5 to $2.0 billion from $400 to $500 million.

2026 Outlook	Q2 2026 Updated Guidance	Q1 2026 Guidance
Earnings
Net (Loss) Income Attributable to Common Stockholders per diluted share(1)	($1.32) - ($1.27)	$1.22 - $1.27
Company share of Core FFO per diluted share(1)	$2.38 - $2.43	$2.37 - $2.42
Same Property Portfolio(2)
Same Property Portfolio NOI Growth - Net Effective	(1.25)% - (0.25)%	(2.0)% - (1.0)%
Same Property Portfolio NOI Growth - Cash	(0.75)% - 0.25%	(1.5)% - (0.5)%
Average Same Property Portfolio Occupancy (Full Year)	95.3% - 95.7%	95.1% - 95.6%
Capital Allocation
Dispositions	$1.5B - $2.0B	$400M - $500M
Repositioning/Development Annualized Stabilized Cash NOI(3)	$16M - $18M	$16M - $18M
Repositioning/Development Starts (SF)	1.2M	1.2M
Repositioning/Development Starts (Total Estimated Project Costs)	$160M - $170M	$160M - $170M
Other Assumptions
General and Administrative Expenses	+/-$57M	+/-$60M
Interest Expense	+/-$105M	+/-$112M

(1) 2026 Net Loss and Core FFO Guidance reflects the Company's in-place portfolio as of July 23, 2026, as well as guidance expectations related to investment activity.
(2) 2026 Same Property Portfolio is a subset of our consolidated portfolio and includes properties that were wholly owned for the period from January 1, 2025 through July 23, 2026, and excludes properties that were or will be classified as repositioning or development (current and future) or lease-up during 2025 and 2026 (unless otherwise noted), select buildings in other repositioning and properties included in the 2026 disposition guidance.
(3) Represents estimated annualized Cash NOI for repositioning and development projects expected to stabilize in 2026, including 1315 Storm Parkway and 12118 Bloomfield Avenue, which stabilized in the first quarter, and 3211-3233 Mission Oaks Boulevard and 19900 Plummer Street, which stabilized in the second quarter.

A number of factors could impact the Company’s ability to deliver results in line with its guidance, including, but not limited to, the potential impacts related to interest rates, inflation, the economy, tariffs, geopolitical risks including impacts from the war in the Middle East, the supply and demand of industrial real estate, the availability and terms of financing to the Company or to potential acquirers of real estate and the timing and yields for divestment and investment. There can be no assurance that the Company can achieve such results.

Supplemental Information and Earnings Presentation

The Company’s supplemental information package as well as an earnings presentation are available on the Company’s investor relations website at ir.rexfordindustrial.com.

Earnings Release, Investor Conference Webcast and Conference Call

A conference call with executive management will be held on Friday, July 24, 2026, at 11:00 a.m. Eastern Time.

To participate in the live telephone conference call, please access the following dial-in numbers at least five minutes prior to the start time using Meeting ID 401 760 274.
1 (585) 542-9983 (Local)
1 (833) 461-5787 (Toll-Free)

A live webcast and replay of the conference call will also be available at ir.rexfordindustrial.com.

About Rexford Industrial

Rexford Industrial creates value by investing in, operating and repositioning industrial properties throughout infill Southern California, the world's fourth largest industrial market and consistently the highest-demand with lowest-supply major market in the nation over the long term. The Company’s highly differentiated strategy enables internal and external growth opportunities through its proprietary value creation and asset management capabilities. As of June 30, 2026, Rexford Industrial’s high-quality, irreplaceable portfolio comprised 409 properties with approximately 49.9 million rentable square feet occupied by a stable and diverse tenant base. Structured as a real estate investment trust (REIT) listed on the New York Stock Exchange under the ticker “REXR,” Rexford Industrial is an S&P MidCap 400 Index member. For more information, please visit rexfordindustrial.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described above. These and other factors could cause results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the reports and other filings by the Company with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Definitions / Discussion of Non-GAAP Financial Measures

Funds from Operations (FFO): We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, gains (or losses) from sales of assets incidental to our business, impairment losses of depreciable operating property or assets incidental to our business, real estate related depreciation and amortization (excluding amortization of deferred financing costs and amortization of above/below-market lease intangibles) and after adjustments for unconsolidated joint ventures. Management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization, gains and losses from property dispositions, other than temporary impairments of unconsolidated real estate entities, and impairment on our investment in real estate, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of performance used by other REITs, FFO may be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. Other equity REITs may not calculate or interpret FFO in accordance with the NAREIT definition as we do, and, accordingly, our FFO may not be comparable to such other REITs’ FFO. FFO should not be used as a measure of our liquidity and is not indicative of funds available for our cash needs, including our ability to pay dividends. FFO should be considered only as a supplement to net income or loss computed in accordance with GAAP as a measure of our performance. A reconciliation of net income or loss, the nearest GAAP equivalent, to FFO is set forth below in the Financial Statements and Reconciliations section. “Company Share of FFO” reflects FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Core Funds from Operations (Core FFO): We calculate Core FFO by adjusting FFO for non-comparable items outlined in the “Reconciliation of Net (Loss) Income to Funds From Operations and Core Funds From Operations” table, which is located in the Financial Statements and Reconciliations section below. We believe that Core FFO is a useful supplemental measure and that by adjusting for items that are not considered by the Company to be part of its on-going operating performance, provides a more meaningful and consistent comparison of the Company’s operating and financial performance period-over-period. Because these adjustments have a real economic impact on our financial condition and results from operations, the utility of Core FFO as a measure of our performance is limited. Other REITs may not calculate Core FFO in a consistent manner. Accordingly, our Core FFO may not be comparable to other REITs’ Core FFO. Core FFO should be considered only as a supplement to net income or loss computed in accordance with GAAP as a measure of our performance. “Company Share of Core FFO” reflects Core FFO attributable to common stockholders, which excludes amounts allocable to noncontrolling interests, participating securities and preferred stockholders.

Reconciliation of Net Loss Attributable to Common Stockholders per Diluted Share Guidance to Company Share of Core FFO per Diluted Share Guidance:

The following is a reconciliation of the Company’s 2026 guidance range of net income attributable to common stockholders per diluted share, the most directly comparable forward-looking GAAP financial measure, to Company share of Core FFO per diluted share.

	2026 Estimate
	Low	High
Net loss attributable to common stockholders	$(1.32)	$(1.27)
Company share of depreciation and amortization	1.21	1.21
Company share of impairment of real estate	2.71	2.71
Company share of gains on sale of real estate	(0.21)	(0.21)
Company share of FFO	$2.39	$2.44
Add: Core FFO adjustments(1)	(0.01)	(0.01)
Company share of Core FFO	$2.38	$2.43
(1)Core FFO adjustments consist of (i) Co-CEO transition costs, (ii) severance costs, (iii) other nonrecurring expenses and (iv) write-offs of below-market lease intangibles related to unexercised renewal options.

Net Operating Income (NOI): NOI is a non-GAAP measure, which includes the revenue and expense directly attributable to our real estate properties. NOI is calculated as rental income from real estate operations less property expenses (before interest expense, depreciation and amortization). We use NOI as a supplemental performance measure because, in excluding real estate depreciation and amortization expense, gains (or losses) from property dispositions, impairment losses of depreciable operating property and other non-operating items, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that NOI will be useful to investors as a basis to compare our operating performance with that of other REITs. However, because NOI excludes depreciation and amortization expense and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of our properties (all of which have a real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI in a similar manner and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income or loss as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs.

NOI should not be used as a substitute for cash flow from operating activities in accordance with GAAP. We use NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of NOI for our Same Property Portfolio, as well as a reconciliation of net income or loss to NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Cash NOI: Cash NOI is a non-GAAP measure, which we calculate by adding or subtracting from NOI: (i) amortization of above/(below) market lease intangibles and amortization of other deferred rent resulting from sale leaseback transactions with below market leaseback payments and (ii) straight-line rent adjustments. We use Cash NOI, together with NOI, as a supplemental performance measure. Cash NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs. Cash NOI should not be used as a substitute for cash flow from operating activities computed in accordance with GAAP. We use Cash NOI to help evaluate the performance of the Company as a whole, as well as the performance of our Same Property Portfolio. A calculation of Cash NOI for our Same Property Portfolio, as well as a reconciliation of net income or loss to Cash NOI for our Same Property Portfolio, is set forth below in the Financial Statements and Reconciliations section.

Same Property Portfolio: Our 2026 Same Property Portfolio is a subset of our total portfolio and includes properties that were wholly owned by us for the period from January 1, 2025 through June 30, 2026, and excludes (i) properties that were acquired or sold during the period from January 1, 2025 through June 30, 2026, and (ii) properties acquired prior to January 1, 2025 that were classified as repositioning/development (current and future) or lease-up during 2025 and 2026 and select buildings in “Other Repositioning,” which we believe will significantly affect the properties’ results during the comparative periods. As of June 30, 2026, our 2026 Same Property Portfolio consisted of buildings aggregating 41.6 million rentable square feet at 341 of our properties.

Properties and Space Under Repositioning: Typically defined as properties or units where a significant amount of space is held vacant in order to implement capital improvements that improve the functionality (not including basic refurbishments, i.e., paint and carpet), cash flow and value of that space. A repositioning is generally considered complete once the investment is fully or nearly fully deployed and the property is available for occupancy.

Properties Under Development: Typically defined as properties where we plan to fully or partially demolish an existing building(s) due to building obsolescence and/or a property with excess or vacant land where we plan to construct a ground-up building.

Stabilization Date — Repositioning/Development Properties: We consider a repositioning/development property to be stabilized at the earlier of the following: (i) upon rent commencement and achieving 90% occupancy or (ii) one year from the date of completion of repositioning/development construction work.

Net Debt to Enterprise Value: As of June 30, 2026, we had consolidated indebtedness of $3.3 billion, reflecting a net debt to enterprise value of approximately 29.1%. Our enterprise value is defined as the sum of the liquidation preference of our outstanding preferred stock and preferred units plus the market value of our common stock excluding shares of nonvested restricted stock, plus the aggregate value of common units not owned by us, plus the value of our net debt. Our Net Debt is defined as our consolidated indebtedness less cash and cash equivalents.

Net Debt to Adjusted EBITDAre: Calculated as Net Debt divided by annualized Adjusted EBITDAre. We calculate Adjusted EBITDAre as net income or loss (computed in accordance with GAAP), before interest expense, tax expense, depreciation and amortization, gains (or losses) from sales of depreciable operating property, impairment losses of depreciable property, non-cash stock-based compensation expense, write-offs of below market lease intangibles related to unexercised renewal options, acquisition expenses, the pro-forma effects of dispositions and other nonrecurring expenses. We believe that Adjusted EBITDAre is helpful to investors as a supplemental measure of our operating performance as a real estate company because it is a direct measure of the actual operating results of our industrial properties. We also use this measure in ratios to compare our performance to that of our industry peers. In addition, we believe Adjusted EBITDAre is frequently used by securities analysts, investors and other interested parties in the evaluation of Equity REITs. However, because Adjusted EBITDAre is calculated before recurring cash charges including interest expense and income taxes, and is not adjusted for capital expenditures or other recurring cash requirements of our business, its utility as a measure of our liquidity is limited. Accordingly, Adjusted EBITDAre should not be considered an alternative to cash flow from operating activities (as computed in accordance with GAAP) as a measure of our liquidity. Adjusted EBITDAre should not be considered as an alternative to net income or loss as an indicator of our operating performance. Other Equity REITs may calculate Adjusted EBITDAre differently than we do; accordingly, our Adjusted EBITDAre may not be comparable to such other Equity REITs’ Adjusted EBITDAre. Adjusted EBITDAre should be considered only as a supplement to net income or loss (as computed in accordance with GAAP) as a measure of our performance. A reconciliation of net income or loss, the nearest GAAP equivalent, to Adjusted EBITDAre is set forth below in the Financial Statements and Reconciliations section.

Contact

Doug Bettisworth
SVP, Investor Relations and Capital Markets
(310) 943-7157
dbettisworth@rexfordindustrial.com

Financial Statements and Reconciliations
Rexford Industrial Realty, Inc.
Consolidated Balance Sheets
(In thousands except share data)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Land	$7,104,413	$7,689,921
Buildings and improvements	4,541,066	4,677,318
Tenant improvements	206,540	198,161
Furniture, fixtures, and equipment	132	132
Construction in progress	324,365	451,109
Total real estate held for investment	12,176,516	13,016,641
Accumulated depreciation	(1,163,226)	(1,165,792)
Investments in real estate, net	11,013,290	11,850,849
Cash and cash equivalents	32,226	165,778
Loan receivable, net	123,934	123,704
Rents and other receivables, net	12,132	13,958
Deferred rent receivable, net	210,474	190,376
Deferred leasing costs, net	90,864	87,745
Deferred loan costs, net	5,877	6,886
Acquired lease intangible assets, net	114,489	140,627
Acquired indefinite-lived intangible asset	5,156	5,156
Interest rate swap assets	9,247	2,025
Other assets	16,987	25,609
Total Assets	$11,634,676	$12,612,713
LIABILITIES & EQUITY
Liabilities
Notes payable	$3,263,724	$3,251,909
Interest rate swap liability	3	829
Accounts payable, accrued expenses and other liabilities	99,101	120,849
Dividends and distributions payable	100,960	103,399
Acquired lease intangible liabilities, net	105,856	116,487
Tenant security deposits	92,386	92,444
Tenant prepaid rents	79,518	88,777
Total Liabilities	3,741,548	3,774,694
Equity
Rexford Industrial Realty, Inc. stockholders’ equity
Preferred stock, $0.01 par value per share, 10,050,000 shares authorized:
5.875% series B cumulative redeemable preferred stock, 3,000,000 shares outstanding at June 30, 2026 and December 31, 2025 ($75,000 liquidation preference)	72,443	72,443
5.625% series C cumulative redeemable preferred stock, 3,450,000 shares outstanding at June 30, 2026 and December 31, 2025 ($86,250 liquidation preference)	83,233	83,233
Common Stock,$0.01 par value per share, 489,950,000 authorized and 222,989,057 and 231,580,135 shares outstanding at June 30, 2026 and December 31, 2025, respectively	2,230	2,316
Additional paid in capital	8,631,341	8,945,123
Cumulative distributions in excess of earnings	(1,255,153)	(642,130)
Accumulated other comprehensive income (loss)	7,473	(422)
Total stockholders’ equity	7,541,567	8,460,563
Noncontrolling interests	351,561	377,456
Total Equity	7,893,128	8,838,019
Total Liabilities and Equity	$11,634,676	$12,612,713

Rexford Industrial Realty, Inc.
Consolidated Statements of Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES
Rental income	$242,996	$241,568	$485,137	$490,389
Management and leasing services	—	132	—	274
Interest income	2,510	7,807	5,447	11,131
TOTAL REVENUES	245,506	249,507	490,584	501,794
OPERATING EXPENSES
Property expenses	56,214	55,298	112,977	110,559
General and administrative	13,693	19,752	28,618	39,620
Depreciation and amortization	73,479	71,188	146,412	157,928
TOTAL OPERATING EXPENSES	143,386	146,238	288,007	308,107
OTHER (EXPENSES) INCOME
Other income	3,500	—	4,850	—
Other expenses, net	2,001	(244)	1,899	(2,483)
Interest expense	(28,571)	(26,701)	(55,171)	(53,989)
Impairment of real estate	(624,754)	—	(631,578)	—
Debt extinguishment and modification expenses	—	(291)	—	(291)
Gains on sale of real estate	21,893	44,361	48,174	57,518
TOTAL OTHER (EXPENSES) INCOME	(625,931)	17,125	(631,826)	755
NET (LOSS) INCOME	(523,811)	120,394	(429,249)	194,442
Less: net loss (income) attributable to noncontrolling interests	19,665	(4,060)	16,290	(6,909)
NET (LOSS) INCOME ATTRIBUTABLE TO REXFORD INDUSTRIAL REALTY, INC.	(504,146)	116,334	(412,959)	187,533
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: earnings attributable to participating securities	(441)	(592)	(1,449)	(1,131)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(506,902)	$113,427	$(419,037)	$181,773
Net (loss) income attributable to common stockholders per share – basic	$(2.26)	$0.48	$(1.85)	$0.78
Net (loss) income attributable to common stockholders per share – diluted	$(2.26)	$0.48	$(1.86)	$0.78
Weighted-average shares of common stock outstanding – basic	223,812	236,099	226,050	231,771
Weighted-average shares of common stock outstanding – diluted	223,812	236,099	234,636	231,771

Rexford Industrial Realty, Inc.
Same Property Portfolio Occupancy and NOI and Cash NOI
(Unaudited, dollars in thousands)

Same Property Portfolio Occupancy
	June 30,
	2026	2025	Change (basis points)
Quarterly Weighted Average Occupancy:(1)
Los Angeles County	96.5%	93.2%	330 bps
Orange County	95.9%	97.6%	(170) bps
Riverside / San Bernardino County	93.3%	97.0%	(370) bps
San Diego County	97.5%	98.0%	(50) bps
Ventura County	94.6%	91.4%	320 bps
Same Property Portfolio Weighted Average Occupancy	95.7%	94.7%	100 bps

Ending Occupancy:	95.1%	94.8%	30 bps
(1)Calculated by averaging the occupancy rate at the end of each month in 2Q-2026 and March 2026 (for 2Q-2026) and the end of each month in 2Q-2025 and March 2025 (for 2Q-2025).

Same Property Portfolio NOI and Cash NOI

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	$ Change	% Change	2026	2025	$ Change	% Change
Rental income(1)	$210,974	$210,887	$87	0.0%	$422,543	$418,561	$3,982	1.0%
Property expenses	46,811	45,893	918	2.0%	94,045	91,171	2,874	3.2%
Same Property Portfolio NOI	$164,163	$164,994	$(831)	(0.5)%	$328,498	$327,390	$1,108	0.3%
Straight line rental revenue adjustment	(4,938)	(6,328)	1,390	(22.0)%	(15,235)	(13,835)	(1,400)	10.1%
Above/(below) market lease revenue adjustments(1)	(3,093)	(4,829)	1,736	(35.9)%	(7,263)	(9,401)	2,138	(22.7)%
Same Property Portfolio Cash NOI	$156,132	$153,837	$2,295	1.5%	$306,000	$304,154	$1,846	0.6%

(1)Same Property Portfolio rental income and above/(below) market lease revenue adjustments for the three months ended June 30, 2026 exclude $497 of income recognized from the write-off of a below-market lease intangibles attributable to below-market fixed rate renewal options that were not exercised upon expiration of the initial lease term.

Rexford Industrial Realty, Inc.
Reconciliation of Net (Loss) Income to NOI, Cash NOI, Same Property Portfolio NOI and
Same Property Portfolio Cash NOI
(Unaudited and in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income	$(523,811)	$120,394	$(429,249)	$194,442
General and administrative	13,693	19,752	28,618	39,620
Depreciation and amortization	73,479	71,188	146,412	157,928
Other expenses, net	(2,001)	244	(1,899)	2,483
Interest expense	28,571	26,701	55,171	53,989
Debt extinguishment and modification expenses	—	291	—	291
Management and leasing services	—	(132)	—	(274)
Other income	(3,500)	—	(4,850)	—
Interest income	(2,510)	(7,807)	(5,447)	(11,131)
Impairment of real estate	624,754	—	631,578	—
Gains on sale of real estate	(21,893)	(44,361)	(48,174)	(57,518)
Net operating income (NOI)	$186,782	$186,270	$372,160	$379,830
Straight line rental revenue adjustment	(9,967)	(6,918)	(25,103)	(12,435)
Above/(below) market lease revenue adjustments	(3,805)	(5,788)	(8,452)	(14,974)
Cash NOI	$173,010	$173,564	$338,605	$352,421

NOI	$186,782	$186,270	$372,160	$379,830
Non-Same Property Portfolio rental income	(32,022)	(30,681)	(62,594)	(71,828)
Non-Same Property Portfolio property expenses	9,403	9,405	18,932	19,388
Same Property Portfolio NOI	$164,163	$164,994	$328,498	$327,390
Straight line rental revenue adjustment	(4,938)	(6,328)	(15,235)	(13,835)
Above/(below) market lease revenue adjustments	(3,093)	(4,829)	(7,263)	(9,401)
Same Property Portfolio Cash NOI	$156,132	$153,837	$306,000	$304,154

Rexford Industrial Realty, Inc.
Reconciliation of Net (Loss) Income to Funds From Operations and Core Funds From Operations
(Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net (loss) income	$(523,811)	$120,394	$(429,249)	$194,442
Adjustments:
Depreciation and amortization	73,479	71,188	146,412	157,928
Impairment of real estate	624,754	—	631,578	—
Gains on sale of real estate	(21,893)	(44,361)	(48,174)	(57,518)
Funds From Operations (FFO)	$152,529	$147,221	$300,567	$294,852
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: FFO attributable to noncontrolling interests(1)	(5,726)	(4,962)	(11,008)	(10,356)
Less: FFO attributable to participating securities(2)	(680)	(728)	(2,114)	(1,478)
Company share of FFO	$143,808	$139,216	$282,816	$278,389

Company Share of FFO per common share – basic	$0.64	$0.59	$1.25	$1.20
Company Share of FFO per common share – diluted	$0.64	$0.59	$1.25	$1.20

FFO	$152,529	$147,221	$300,567	$294,852
Adjustments:
Acquisition expenses(3)	—	23	—	102
Debt extinguishment and modification expenses	—	291	—	291
Non-capitalizable demolition costs(3)	—	—	—	365
Co-CEO transition costs(3)(4)	(2,330)	—	(2,330)	—
Severance costs(3)(5)	269	199	269	1,682
Other nonrecurring expenses(3)(6)	45	—	107	—
Write-offs of below-market lease intangibles related to unexercised renewal options(7)	(497)	—	(497)	—
Core FFO	$150,016	$147,734	$298,116	$297,292
Less: preferred stock dividends	(2,315)	(2,315)	(4,629)	(4,629)
Less: Core FFO attributable to noncontrolling interest(1)	(5,631)	(4,979)	(10,915)	(10,440)
Less: Core FFO attributable to participating securities(2)	(668)	(731)	(1,412)	(1,491)
Company share of Core FFO	$141,402	$139,709	$281,160	$280,732

Company share of Core FFO per common share – basic	$0.63	$0.59	$1.24	$1.21
Company share of Core FFO per common share – diluted	$0.63	$0.59	$1.24	$1.21

Weighted-average shares of common stock outstanding – basic	223,812	236,099	226,050	231,771
Weighted-average shares of common stock outstanding – diluted	223,812	236,099	226,050	231,771
(1)Noncontrolling interests relate to interests in the Company’s operating partnership, represented by common units and preferred units (Series 2 & 3 CPOP units) of partnership interests in the operating partnership that are owned by unit holders other than the Company. On March 6, 2025, we exercised our conversion right to convert all remaining Series 2 CPOP units into OP Units.
(2)Participating securities include unvested shares of restricted stock, unvested LTIP units and unvested performance units.
(3)Amounts are included in the line item “Other expenses, net” in the consolidated statements of operations.
(4)Reflects a decrease in share-based compensation expense related to updated estimates of Core FFO growth achievement for certain performance awards held by former Co-CEOs and employer payroll taxes associated with the vesting of transition-related restricted stock awards in April 2026.
(5)Includes costs associated with workforce reduction and workforce reorganization.
(6)Reflects nonrecurring advisory service costs.
(7)Reflects the write-off of the portion of a below-market lease intangible attributable to below-market fixed rate renewal options that were not exercised upon expiration of the initial lease term.

Rexford Industrial Realty, Inc.
Reconciliation of Net Loss to Adjusted EBITDAre
(Unaudited and in thousands)

Three Months Ended June 30, 2026
Net loss	$(523,811)
Interest expense	28,571
Depreciation and amortization	73,479
Impairment of real estate	624,754
Gains on sale of real estate	(21,893)
EBITDAre	$181,100
Stock-based compensation amortization	3,666
Write-offs of below-market lease intangibles related to unexercised renewal options(1)	(497)
Co-CEO transition costs(2)	(2,330)
Other nonrecurring expenses	45
Pro forma effect of dispositions(3)	68
Adjusted EBITDAre	$182,052

(1)Reflects the write-off of the portion of a below-market lease intangible attributable to below-market fixed rate renewal options that were not exercised upon expiration of the initial lease term.
(2)Reflects a decrease in share-based compensation expense related to updated estimates of Core FFO growth achievement for certain performance awards held by former Co-CEOs and payroll taxes associated with the vesting of transition-related restricted stock awards in April 2026.
(3)Represents the impact on second quarter 2026 EBITDAre of properties disposed of during the quarter as if such dispositions had occurred on April 1, 2026.